Exhibit 99.4

Windtree Receives Offer for Its Preclinical Oncology

Drug Candidate

Company to receive $7.0 million up front for its

preclinical oncology drug candidate

Up to $130.0 million in milestone payments starting with initiation of Phase 1

High single digit royalties that could total up to $1.5 billion over the life of the drug

WARRINGTON, PA – June 11, 2025 – Windtree Therapeutics, Inc. (“Windtree” or the “Company”) (NasdaqCM: WINT), a diversified company focused on revenue generation in multiple growing industries, announced that it has received a non-binding letter of intent to purchase its preclinical oncology aPKCi inhibitor platform for $7.0 million dollars up front in cash or freely tradable stock and up to $130 million in milestone payments and high, single digit royalties up to $1.5 billion.

The agreement also includes options with additional consideration to acquire the Company’s cardiovascular clinical and preclinical stage drug candidates and its agreement to act as the manufacturing agent for Evofem Biosciences® for its FDA approved product. As part of the agreement, the Company has 21 days to close the oncology aPKCi portion of the transaction.

“Windtree is executing our refined new corporate strategy to pursue opportunities in growing industries to become a revenue generating company. This offer may provide the company non-dilutive cash and potential for a very lucrative milestone and royalty stream,” said Jed Latkin, Chief Executive Officer of Windtree. “We do not view the preclinical oncology aPKCi assets as a core part of our vision going forward but want to make sure that our current shareholders benefit from the development of the assets. Furthermore, we are very intently looking at all options to increase shareholder value by reducing the current cashflow burn and focusing on near term accretive opportunities.”

About Windtree Therapeutics, Inc.

Windtree Therapeutics, Inc. is a diversified company focused on becoming a revenue generating company in a multitude of growing industries to drive toward overall profitability.

Forward Looking Statements

This press release contains statements related to a potential sale of the Company’s preclinical oncology aPKCi inhibitor platform. Such statements constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include, among other things: the completion of the sale of the Company’s preclinical oncology aPKCi inhibitor platform; the Company’s ability to acquire revenue generating subsidiaries; the market’s reaction to potential acquisitions by the Company; the Company’s ability to secure significant additional capital as and when needed; the Company’s risks and uncertainties associated with the success and advancement of the clinical development programs for istaroxime and the Company’s other product candidates, including preclinical oncology candidates; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the U.S. Food and Drug Administration or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks that the Company may never realize the value of its intangible assets and have to incur future impairment charges; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates, if approved; the economic and social consequences of the COVID-19 pandemic and the impacts of political unrest, including as a result of geopolitical tension, including the conflict between Russia and Ukraine, the People’s Republic of China and the Republic of China (Taiwan), and the evolving events in the Middle East, and any sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites, and through disruption, instability and volatility in the global markets, which could have an adverse impact on the Company’s ability to access the capital markets. These and other risks are described in the Company’s periodic reports, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Eric Curtis

ecurtis@windtreetx.com